UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2010

NORTH CENTRAL BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Iowa	0-27672	42-1449849
(State of incorporation)	Commission File No.	(I.R.S. Employer Identification No.)

825 Central Avenue
Fort Dodge, Iowa 50501
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (515) 576-7531

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On November 4, 2010, North Central Bancshares, Inc. (the “Company”) announced its earnings for the third quarter ended September 30, 2010.  A copy of the press release dated November 4, 2010 is attached as Exhibit 99.1. The press release contains forward-looking statements regarding the Company and includes cautionary statements identifying important factors that could cause actual results to differ.

The Company’s news release is furnished as Exhibit 99.1 to this Current Report.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits.

(d) Exhibits.

99.1           Press release issued by the Company on November 4, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH CENTRAL BANCSHARES, INC.

Date: November 4, 2010	By:	/s/ David M. Bradley
David M. Bradley
Chairman, President and Chief Executive Officer

North Central Bancshares, Inc.
David M. Bradley
515-576-7531
Distribution: Iowa Newsline
November 4, 2010

NORTH CENTRAL BANCSHARES, INC. ANNOUNCES RESULTS FOR THIRD QUARTER 2010

Fort Dodge, Iowa – North Central Bancshares, Inc. (the “Company”) (NASDAQ: FFFD), the holding company for First Federal Savings Bank of Iowa (the “Bank”), announced today its financial results for the third quarter ended September 30, 2010.

The Company’s net income for the quarter ended September 30, 2010 was $1.2 million, or $0.76 per diluted share, compared to net income of $1.0 million, or $0.65 per diluted share, for the quarter ended September 30, 2009.  The increase in earnings was primarily due to an increase in mortgage banking income and decrease in provision for loan losses offset in part by a decrease in net interest income and noninterest expense.

Net interest income for the quarter ended September 30, 2010 was $3.5 million, compared to net interest income of $3.8 million for the quarter ended September 30, 2009.  Net interest spread for the quarter ended September 30, 2010 was 3.05%, compared to net interest spread of 3.27% for the quarter ended September 30, 2009.  Net interest margin for the quarter ended September 30, 2010 was 3.26%, compared to net interest margin of 3.51% for the quarter ended September 30, 2009.

The Company’s provision for loan losses was $168,000 and $450,000 for the quarters ended September 30, 2010 and 2009, respectively.  Net loans charged off for the quarter ended September 30, 2010 totaled $1.5 million, compared to $191,000 for the quarter ended September 30, 2009.  The charge-offs consisted primarily of a commercial construction loan that had previously been identified and valued as an impaired loan.  The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss experience, industry standards, past due loans, economic conditions, the volume and type of loans in the Bank’s portfolio, and other factors related to the collectibility of the Bank’s loan portfolio.

The allowance for loan losses at September 30, 2010 constituted 2.2% of loans and 51.0% of nonperforming loans, compared to the allowance for loan losses at December 31, 2009 constituting 1.9% of loans and 50.0% of nonperforming loans.  Nonperforming assets were $18.7 million, or 4.1% of total assets, at September 30, 2010, compared to $16.1 million, or 3.5% of total assets, at December 31, 2009.

The Company’s noninterest income was $2.2 million and $2.1 million for the quarters ended September 30, 2010 and 2009, respectively.  The increase in noninterest income for the quarter ended September 30, 2010 compared to the same period in 2009 was primarily due to increases in mortgage banking income and the receipt of an FDIC insurance payment related to previously uninsured balances at a financial institution closed by the FDIC in 2008.  These increases were offset in part by decreases in fees and service charges, abstract fees and loan prepayment fees.

The Company’s noninterest expense for the quarter ended September 30, 2010 and 2009 was $3.9 million and $3.9 million, respectively.  Compensation and employee’s benefits and data processing increased for the quarter ended September 30, 2010, compared to the same period in 2009.  These increases were offset in part by decreases in foreclosed real estate impairment, professional fees and advertising expenses.

The Company’s provision for income taxes was $512,000 and $513,000 for the quarters ended September 30, 2010 and 2009, respectively.

Total assets at September 30, 2010 were $455.7 million, compared to $455.0 million at December 31, 2009.  Net loans decreased by $37.9 million, or 10.1%, to $337.0 million at September 30, 2010, from $374.9 million at December 31, 2009.  The decrease in net loans was primarily due to payments, prepayments, and sales of loans, offset in part by the origination of one-to-four family residential, commercial real estate and consumer loans.  At September 30, 2010, net loans consisted of (i) $139.8 million of one-to-four family real estate representing a decrease of $12.1 million from December 31, 2009, (ii) $73.5 million of commercial real estate loans representing a decrease of $6.6 million from December 31, 2009, (iii) $54.3 million of multi-family real estate loans representing a decrease of $8.6 million from December 31, 2009, and (iv) $69.4 million of consumer loans representing a decrease of $4.8 million from December 31, 2009.  Cash and cash equivalents increased $4.5 million, or 20.8%, to $26.3 million at September 30, 2010, compared to $21.8 million at December 31, 2009.  Investment in certificates of deposit was $14.3 million at September 30, 2010.  There were no investments in certificates of deposit at December 31, 2009.  Securities available-for-sale increased $19.2 million, or 83.0%, to $42.4 million at September 30, 2010, compared to $23.2 million at December 31, 2009.  The increase in securities available for sale and investments in certificates of deposit were primarily funded by loan repayments that exceed loan originations and increases in deposits.

Deposits increased $14.3 million, or 4.3%, to $349.1 million at September 30, 2010, from $334.8 million at December 31, 2009.  The increase in deposits was primarily due to an increase in interest-bearing demand deposits, noninterest bearing deposits and savings accounts, partially offset by decreases in certificates of deposits and money market accounts.  Interest bearing demand accounts increased $24.6 million, which was primarily the result of the Company’s promotion of F1Rst Perks, a new transaction account product offering.  Borrowed funds decreased $12.8 million, or 19.2%, to $53.8 million at September 30, 2010, from $66.5 million at December 31, 2009.

The Bank remains “well capitalized” for regulatory capital purposes. See the Selected Financial Ratios included in the Financial Highlights below. Stockholders’ equity was $50.0 million at September 30, 2010, compared to $48.3 million at December 31, 2009.  The increase in stockholders equity was primarily due to earnings, offset in part by dividends paid to stockholders.  Book value, or stockholders’ equity per common share, was $29.42 at September 30, 2010, compared to $28.24 at December 31, 2009.  The ratio of stockholders’ equity to total assets was 10.97% at September 30, 2010, compared to 10.61% at December 31, 2009.

All common stockholders of record on September 17, 2010, received a quarterly cash dividend of $0.01 per common share on October 8, 2010.  In addition, on August 15, 2010 the Company paid an aggregate cash dividend of $127,500 on the cumulative preferred stock issued to the Treasury.  As of September 30, 2010, the Company had 1,351,448 shares of common stock outstanding and 10,200 shares of cumulative preferred stock outstanding.

About the Company and the Bank

North Central Bancshares, Inc. serves north central and southeastern Iowa at eleven full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, West Des Moines, Burlington, and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa.

The Bank’s deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Statements included in this press release and in future filings by North Central Bancshares, Inc. with the Securities and Exchange Commission, in North Central Bancshares, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  North Central Bancshares, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made.  The following important factors, among others, in some cases have affected and in the future could affect North Central Bancshares, Inc.’s actual results, and could cause North Central Bancshares, Inc.’s actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation.  The foregoing list should not be construed as exhaustive, and North Central Bancshares, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

For more information contact:  David M. Bradley, Chairman, President and Chief Executive Officer, 515-576-7531

FINANCIAL HIGHLIGHTS OF NORTH CENTRAL BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in Thousands, except per share data)	September 30, 2010	December 30, 2010
Assets
Cash and cash equivalents	$26,298	$21,766
Investments in certificates of deposit	14,280	-
Securities available-for-sale	42,400	23,175
Federal Home Loan Bank stock	3,380	3,925
Loans (net of allowance for loan loss of $7,672 and
$7,171, respectively)	336,988	374,855
Foreclosed real estate	3,689	1,709
Other assets	28,640	29,581
Total assets	$455,675	$455,011
Liabilities
Deposits	$349,148	$334,813
Other borrowed funds	53,750	66,500
Other liabilities	2,812	5,419
Total liabilities	405,709	406,732
Stockholders’ equity	49,965	48,279
Total liabilities and stockholders’ equity	$455,675	$455,011
Stockholders’ equity to total assets	10.97%	10.61%
Book value per common share	$29.42	$28.24
Total shares of common stock outstanding	1,351,448	1,348,448
Total shares of cumulative preferred stock outstanding	10,200	10,200

Condensed Consolidated Statements of Income (Unaudited)
(Dollars in Thousands, except per share data)	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009

Interest income	$5,476	$6,158	$16,858	$18,910
Interest expense	1,942	2,406	5,929	8,149
Net interest income	3,534	3,752	10,929	10,761
Provision for loan loss	168	450	2,578	1,220
Net interest income after provision for loan loss	3,366	3,302	8,351	9,541
Noninterest income	2,198	2,063	5,737	6,444
Securities gains/(losses), net	-	6	8	(38)
Noninterest expense	3,887	3,856	11,843	11,946
Income before income taxes	1,677	1,515	2,253	4,001
Income taxes	512	513	588	1,323
Net income	$1,165	$1,002	$1,665	$2,678

Preferred stock dividends and accretion of discount	132	132	397	383
Net income available to common shareholders	1,033	870	1,268	2,295

Basic earnings per common share	$0.77	$0.65	$0.94	$1.71
Diluted earnings per common share	$0.76	$0.65	$0.94	$1.71

Selected Financial Ratios	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2010	2009	2010	2009
Performance ratios
Net interest spread	3.05%	3.27%	3.20%	3.05%
Net interest margin	3.26%	3.51%	3.40%	3.29%
Return on average assets	1.01%	0.88%	0.49%	0.77%
Return on average equity	9.46%	8.42%	4.53%	7.68%

	September 30, 2010	September 30, 2009
Capital ratios (First Federal Savings Bank of Iowa)
Tangible*	10.2%	9.7%
Core*	10.2%	9.7%
Risk-based*	16.5%	14.6%
*Exceeds regulatory definition of “well capitalized”